Exhibit 99.1

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2007

MANCHESTER, CT – October 26, 2007 — LYDALL, INC. (NYSE: LDL) today announced financial results for the third quarter and nine months ended September 30, 2007.

Net sales for the third quarter ended September 30, 2007 were $81.6 million compared with $80.1 million for the same period in 2006. Excluding the impact of foreign currency translation, net sales were essentially flat in the third quarter of 2007 compared with the third quarter of 2006. Net income for the current quarter was $1.7 million, or $.11 per diluted share, compared with $3.7 million, or $.23 per diluted share, for the third quarter of 2006.

During the third quarter of 2007, the Company recorded incremental income tax charges of $0.6 million, or $.04 per diluted share. These charges were primarily due to adjustments to deferred taxes as the result of a change in statutory tax rates in Germany. Comparatively, the Company recorded a tax benefit of $1.2 million, or $.08 per diluted share, in the third quarter of 2006, primarily related to the completion of certain tax audits. Both quarterly and year-to-date net income and earnings-per-share amounts were impacted by these income tax items. Excluding the impact of these income tax items, earnings-per-share was $.14 per diluted share for the third quarter of 2007 and $.15 per diluted share for the third quarter of 2006.

Net sales for the nine months ended September 30, 2007 were $253.0 million compared with $245.8 million for the same period in 2006. Excluding the impact of foreign currency translation, net sales increased by $1.6 million in 2007 compared with 2006. Net income year-to-date was $6.5 million, or $.40 per diluted share, compared with $8.1 million, or $.50 per diluted share, for the comparable period in 2006. Excluding the impact of the third quarter 2007 and 2006 income tax items, earnings-per-share was $.43 per diluted share for the nine months ended September 30, 2007 and $.42 per diluted share for the comparable period of 2006.

Gross margin as a percent of net sales for the third quarter of 2007 was 21.2 percent compared with 22.0 percent for the same quarter of 2006. Higher raw material costs, primarily aluminum and fiber, as well as a change in the mix of product sales at the Company’s Filtration business, accounted for the majority of the decrease in the current quarter.

Selling, product development, and administrative expenses were $13.4 million, or 16.4 percent of net sales, for the third quarter ended September 30, 2007 compared with $13.6 million, or 16.9 percent of net sales, for the same quarter of 2006. Incentive compensation expense was $0.9 million less in the third quarter of 2007 compared with the same period a year ago. This decrease was partially offset by an increase in salary and benefit expenses of $0.7 million.

In October 2007, the previously disclosed litigation between the Company and a former employee was resolved by stipulated dismissal. For the quarter and nine months ended September 30, 2007, the Company recorded litigation expenses of $0.2 million and $1.4 million, respectively, related to this matter.

Net cash provided by operating activities was $9.6 million in the third quarter of 2007 compared with $10.5 million in the third quarter of 2006.

Dale Barnhart, President and Chief Executive Officer, commented, “Overall, we had a better third quarter than originally anticipated. The global automotive market performed better than we expected, and actions taken to resolve operational issues at the active thermal operation resulted in better performance than expected in the quarter. However, while the active thermal operation has demonstrated improvement, a lot of work remains to bring it to an acceptable level of performance.

“Lydall continues to benefit from actions taken during the past year to strengthen operational management and establish a culture of continuous improvement through the Lean Six Sigma program. Use of these tools has generated significant operational improvement throughout the Company. Lydall has an excellent platform for future growth in some very attractive markets. During the quarter ahead, the management team of Lydall will be putting together a plan for the future strategic direction of the Company. We look forward to sharing our view of the strategic direction when completed.”

Segment Information

Thermal/Acoustical – For the third quarter of 2007 and 2006, Thermal/Acoustical segment net sales were $54.1 million. Excluding the impact of foreign currency translation, segment net sales decreased by $1.4 million in the current quarter compared with the third quarter of 2006. Automotive net sales, net of the impact of foreign currency translation, decreased by $1.3 million in the current quarter compared with the same period last year, consisting of a decrease in net sales of automotive parts and tooling of $0.4 million and $0.9 million, respectively. Net sales of active thermal products increased by $1.5 million, and net sales of passive thermal products decreased by $1.6 million in the third quarter of 2007 compared with the third quarter of 2006.

Operating income for the Thermal/Acoustical segment increased by $0.2 million for the current quarter compared with the third quarter of 2006. This increase was primarily attributable to improved performance at the active thermal operation.

Filtration/Separation – Filtration/Separation segment net sales were $20.9 million in the current quarter compared with $18.9 million in the same period last year. Excluding the impact of foreign currency translation, segment net sales increased by $1.5 million, or 7.9 percent, for the third quarter of 2007. Air and liquid filtration product net sales increased by $1.9 million, net of foreign currency translation, and net sales of vital fluids’ products decreased by $0.4 million during the current quarter.

Operating income for the segment was $2.0 million for the third quarter of 2007 and the third quarter of 2006. The increase in net sales of filtration products was offset by lower gross margin as a percent of net sales, primarily related to product mix, resulting in operating income in the third quarter of 2007 being flat with the prior year’s quarter.

Conference Call

Lydall will host a conference call today at 10:00 a.m. ET to discuss its third quarter ended September 30, 2007 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at 888-677-8751 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2006 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” and “Risk Factors” which outline certain risks regarding the Company’s forward-looking statements. Such risks include, among others: a major downturn of the automotive market, which accounted for approximately 52 percent of Lydall’s 2007 year-to-date net sales, dependence on large customers, pricing pressures from OEM automotive customers, changes in raw material pricing and supply, specifically, aluminum and other metals used in most of the Company’s heat-shield products, various fibers used in thermal/acoustical and filtration/separation products and copper used in active thermal products. In addition, increases in energy pricing, inherent risks at international operations, expansion into new geographic regions, the timing and performance of new-product introductions, compliance with environmental laws and regulations, outcomes of legal contingencies and strategic transactions can impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com

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Lydall, Inc. News Release	October 26, 2007

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$81,567	$80,124	$253,036	$245,757
Cost of sales	64,295	62,498	197,525	191,353

Gross margin	17,272	17,626	55,511	54,404
Selling, product development and administrative expenses	13,410	13,570	43,771	42,536

Operating income	3,862	4,056	11,740	11,868
Interest expense	131	261	352	1,138
Other income, net	(76)	(24)	(48)	(41)

Income before income taxes	3,807	3,819	11,436	10,771
Income tax expense	2,065	101	4,897	2,668

Net income	$1,742	$3,718	$6,539	$8,103

Basic earnings per common share	$0.11	$0.23	$0.40	$0.50
Diluted earnings per common share	$0.11	$0.23	$0.40	$0.50

Weighted average common shares outstanding	16,354	16,168	16,267	16,148
Weighted average common shares and equivalents outstanding	16,447	16,209	16,488	16,199

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net Sales

Thermal/Acoustical	$54,057	$54,144	$169,833	$167,771
Filtration/Separation	20,910	18,870	61,961	55,751
Other Products and Services	7,079	7,733	23,012	24,116
Reconciling Items	(479)	(623)	(1,770)	(1,881)

Consolidated Totals	$81,567	$80,124	$253,036	$245,757

Operating Income

Thermal/Acoustical	$5,094	$4,874	$15,597	$17,752
Filtration/Separation	1,954	1,971	7,010	3,772
Other Products and Services	470	697	1,482	2,296
Corporate Office Expenses	(3,656)	(3,486)	(12,349)	(11,952)

Consolidated Totals	$3,862	$4,056	$11,740	$11,868

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Lydall, Inc. News Release	October 26, 2007

Financial Position

In thousands except ratio data

(Unaudited)

	September 30, 2007	December 31, 2006
Cash and cash equivalents	$9,742	$6,402
Working capital	$64,257	$50,610
Total debt	$9,971	$10,106
Stockholders' equity	$175,062	$161,217
Total capitalization	$185,033	$171,323
Current ratio	2.44	2.16
Total debt to total capitalization	5.4%	5.9%

Cash Flows In thousands (Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net cash provided by operating activities	$9,569	$10,517	$10,223	$25,004
Net cash used for investing activities	$(3,479)	$(3,467)	$(8,780)	$(7,496)
Net cash (used for) provided by financing activities	$(2,399)	$(8,475)	$1,564	$(18,384)
Depreciation and amortization	$3,804	$3,797	$11,411	$11,729
Capital expenditures	$3,479	$3,467	$8,780	$7,496

Common Stock Data Quarter Ended September, 30
	2007	2006
High	$15.50	$9.35
Low	$8.68	$8.08
Close	$9.28	$8.90

During the third quarter of 2007, 6,397,100 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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